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                                                                    EXHIBIT 99.1



                  CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR


Pursuant to Section 230.438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 (the "Registration Statement") of Builders FirstSource, Inc. ("BFS") relating to the initial public offering (the "IPO") of shares of common stock, par value $0.01 per share, of BFS, the undersigned hereby consents to being named in the prospectus which forms a part of the Registration Statement as a person who is expected to become a director of BFS upon consummation of the IPO.

Date: May 11, 2005

                                              /s/ ROBERT C. GRIFFIN
                                              ---------------------------
                                              Robert C. Griffin